UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2018 (October 31, 2018)

BankUnited, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35039	27-0162450
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14817 Oak Lane
Miami Lakes, FL 33016
(Address of principal executive offices) (Zip Code)

(305) 569-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 7.01    Regulation FD Disclosure
On October 31, 2018, BankUnited, National Association (the “Bank”), a wholly owned subsidiary of BankUnited, Inc. (the “Company”), received consent (the “consent”) from the Federal Deposit Insurance Corporation (the “FDIC”) to execute a portfolio sale of certain covered loans ("Covered Loans") and other real estate owned ("OREO") under the Single Family Shared-Loss Agreement entered into with the FDIC (the “Single Family Shared-Loss Agreement”) in connection with the acquisition of substantially all of the assets and assumption of all of the non-brokered deposits and substantially all of the other liabilities of BankUnited, FSB from the FDIC on May 21, 2009 (the “FSB Acquisition”). As of September 30, 2018, the unpaid principal balance (“UPB”) of loans encompassed by the consent totaled approximately $263 million. The Company intends to sell these loans in the fourth quarter of 2018. Pursuant to the terms of the consent, this sale will be the final portfolio sale conducted under the terms of the Single Family Shared-Loss Agreement. Covered Loans with UPB totaling approximately $421 million as of September 30, 2018 are expected to be retained by the Bank. The Single Family Shared-Loss Agreement is expected to terminate on May 21, 2019.

As previously disclosed, at September 30, 2018, the Company’s estimates of expected cash flows from ACI residential loans and from the FDIC under the Single Family Shared-Loss Agreement underlying the reported balances of accretable yield and future estimated amortization of the FDIC indemnification asset were predicated on the assumption that a final sale of all of the remaining Covered Loans would occur in the second quarter of 2019. The acceleration of the expected timing of the sale of a portion of these loans, and expected retention of a portion of the loans beyond the second quarter of 2019, will result in increased amortization of the FDIC indemnification asset in the fourth quarter of 2018. Following the portfolio sale, the Company expects the balance of the FDIC indemnification asset to be amortized to zero or near zero in the fourth quarter of 2018, as expectations of losses eligible for indemnification with respect to the retained loans prior to termination of the Single Family Shared-Loss Agreement are insignificant. Additionally, the balance of the accretable yield related to the loans retained is expected to increase, in part due to expected collection of additional contractual interest, and that accretion is expected to occur over a longer period of time reflecting the expected lives of the retained loans.

Based on the Company’s most recent estimates of expected cash flows from the Covered Loans, both those expected to be sold in the fourth quarter of 2018 and those expected to be retained, and expected cash flows from the FDIC under the terms of the Single Family Shared-Loss Agreement related to the expected fourth quarter portfolio sale, the Company estimates accretion related to Covered Loans to total approximately $114 million and amortization of the FDIC indemnification asset to total approximately $117 million in the fourth quarter of 2018. Estimated accretion related to the retained loans to be recognized after the fourth quarter of 2018, over the expected lives of those loans, is approximately $302 million. These estimates are based on several assumptions, including but not limited to the estimated price to be received for loans included in the fourth quarter portfolio sale, as well as estimated future prepayment speeds, default rates and loss severity related to the loans retained. As a result, actual results may differ materially from these estimates.

Forward-Looking Statements
This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described in Part I, Item 1A of the Company’s 2017 Annual Report on Form 10-K. The Company does not undertake any obligation to publicly update or review any forward looking statement, whether as a result of new information, future developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 2, 2018	BANKUNITED, INC.

/s/ Leslie N. Lunak
		Name:	Leslie N. Lunak
		Title:	Chief Financial Officer

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